                                                                  EXHIBIT 10.33


                            JOINT VENTURE AGREEMENT

     THIS AGREEMENT is made by and between SFMT-Hungaro, Inc., c/o SFMT, Inc., a corporation organized under the State of Delaware, having a corporate seat at 477 Madison Ave., 8th fl., New York, NY 10022, USA, ("SFMT") and Montana Holding Vagyonkezelo, Kft., a corporation organized under the laws of the Republic of Hungary, having a corporate seat at H-1054 Budapest, Steindl Imre
u. 6., Hungary ("Montana") (hereinafter referred to individually as a "Party", and together as "Parties");

     WHEREAS, the Parties desires to participate in the establishment and operation of the telecommunications networks;

     WHEREAS, Montana owns the entire capital of Montana Telecom Tavkozlesi Informaciovedelmi, Kereskedelmi, Szolgaltato es Tanacsado Kft ("Telecom"), have a corporate seat at H-1054 Budapest, Steindl Irme u. 6., Hungary, founded with an initial capital of HUF One Million (HUF 1,000,000), which has licenses and the rights for the construction and operation of telecommunications networks in Hungary;

     WHEREAS, Montana Computer Consulting GmbH (the "GmbH"), which owns fifty percent (50%) of the capital of Montana has the right to build an AT&T Tridom telecommunications hub in Hungary and purchase and resell related AT&T Tridom equipment, which rights it is transferring simultaneously herewith;

     WHEREAS, the Parties have formed SFMT-Montana Telecom Kft. (the "Company"), which the Parties agree will have a capital of not less than HUF Eighty Million, as of December 31, 1993;

     WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company is purchasing all of the capital of Telecom.

     WHEREAS, in connection with the purchase of the quotas of Telecom, Montana agrees that GmbH and Montana will, and will cause Telecom to, assign and transfer to the Company all rights and privileges set forth in the contracts set forth on Schedule to the Agreement for the Sale and Purchase of Quotas of Montana Telecom Kft. between Montana and the Company; and

     WHEREAS, the Parties desire to specify their relationship as quotaholders of the Company;

     NOW, THEREFORE, the Parties agree to the following:

                                   ARTICLE 1
                                  DEFINITIONS

1.1. In this Agreement the following expressions shall have the following meanings:

     "AEA" shall mean the Hungarian Act VI of 1988 on Economic Associations, as amended.

     "Articles of Association" shall mean the Articles of Association of the Company, as may be amended from time to time.

     "Company" shall mean the Hungarian Corporation, SMFT-Montana Telecom Kft.

     "GmbH" shall mean Montana Computer Consulting GmbH, a company formed under the laws of Germany, having a corporate seat at D-8000 Munchen 2, Sonnenstrasse 27, Germany.

     "HUFs" shall mean Hungarian Forints, being the legal tender in Hungary.

     "Party" shall mean any person who, or entity which, becomes a party to this Agreement.

     "Montana Group" shall mean Montana Computer Consulting GmbH, Montana-Holding Vagyonkezelo Kft, and any company or other entity in which either of them may now or hereafter own, directly or indirectly, 90% of all the equity capital, or any company or other entity in which 90% of the equity capital is owned or controlled by GmbH, Montana or Kover Gyorgy or Shahlne Somlo Klara, directly or indirectly, together with Vadasz Pal and/or Kover Hedvig or any entity which is otherwise so owned or controlled by Vadasz Pal and/or Kover Hedvig.

     "Montana" shall mean Montana Holding Vagyonkezelo Kft, a company formed under the laws of Hungary, having a corporate seat at H-1054 Budapest, Steindl Imre u. 6.

     "Proportionate Share" shall mean with respect to each Offeree who is entitled to receive a particular offer the total amount of Quotaholding of the Company offered for sale under Article 5, multiplied by a fraction, the numerator of which shall be the amount of Quotas of the Company then owned by the Offeree, and the denominator of which shall be the total amount of Quotas of the Company owned by all Offerees.

     "Quotaholder" shall mean any person who, or entity which, owns capital in the Company.

     "Quota or Quotaholding" shall mean the proportion of the primary capital of the Company owned by each Quotaholder.

     "SFMT" shall mean SFMT-Hungaro, Inc., a corporation formed under the laws of the State of Delaware.

     "Supermajority" shall mean the affirmative vote of 75% of the quotas represented at a Quotaholders' Meeting in connection with any matter presented to the Quotaholders.

     "Telecom" shall mean Montana Telecom Kft., a company formed under the laws of Hungary, having a corporate seat at H-1054 Budapest, Steindl Imre u. 6.

                                   ARTICLE 2
                                  THE COMPANY

     2.1 The Company was founded by the Articles of Association of SMFT-Montana Telecom Kft, signed on even date, and shall be registered at the Budapest Court of Registration.

     2.2 The Quotaholders agree and hereby approve the increase in the capital of the Company to a minimum of HUF 80,000,000.00 (Eighty Million) prior to December 31, 1993. This approval, however, does not create an obligation for any of the Quotaholders to participate in the completion of the capital increase referred to in 3.2 below.

                                   ARTICLE 3
                                  QUOTAHOLDING

     3.1 The initial capital of the Company shall be 1,000,000 HUF. SMFT shall contribute to the entire HUF 1,000,000 (One Million), and the Quotaholdings of the Company will be owned as follows:


     Ownership      Quota          Quota
     Name           percentage     in HUFs.

     SFMT           75.00          750.000.00
     Montana        25.00          250.000.00
                    =====          ==========

     TOTAL          100.00%        1.000.000.00

     3.2 Pursuant to a Quotaholders' Resolution and an Amendment to the Article of Association that shall be enacted by the Parties immediately after the execution of this Agreement, the capital of the Company shall be increased by 79.000.000 HUFs as follows:


     Ownership      Quota          Quota
     Name           percentage     in HUFs

     SMFT           99.69          79,750,000.00
     Montana         0.31             250,000.00
                    =====          =============

     TOTAL          100.00%        80,000,000.00

     3.3 SFMT shall make its capital contributions in freely convertible currency. Montana shall make its capital contributions in HUFs.

     3.4 Any potential purchaser of quotas in the Company must undertake in writing to become a party to this Agreement and to adhere strictly to the terms and conditions hereof, prior to being permitted to purchase a Quotaholding.

                                   ARTICLE IV
                               CAPITAL STRUCTURE

     4.1 Upon the approval of a capital increase after even date, the Quotaholders shall have the right to contribute to the capital increase in proportion to their respective Quotaholdings.

     4.2 In the event that Montana does not, at the time of any call for a capital increase, make its pro rata contribution to the capital increase or buy the new quota due to it in proportion to its Quota, then, SFMT shall elect to do one of the following: (a) make a contribution to the capital increase in accordance with the AEA; or (b) extend a loan to the Company having a maturity date not to exceed one year from the date of such proposed capital increase, upon such financial terms and conditions as may be generally commercially available to the Company at the time of the loan, provided that the prior approval of the National Bank of Hungary, if necessary, has been received.

     4.3 In the event that SFMT shall contribute the capital increase pursuant to 4.2 (a) above, the Quotaholding of Montana in the Company shall be proportionately reduced, subject to its right to contribute pari passu in accordance with 4.4 below.

     In the event that SMF shall extend a loan to the Company pursuant to 4.2(b) above, SMFT may convert such loan to an equity interest in the Company in the principal amount of the loan at any time to and including the date of maturity of the loan. The means of such conversion shall be a contribution of funds by SFMT, from which the loan amount may be repaid. At the time of such conversion to equity and capital increase by SFMT, the percentage of Montana's Quotaholding in the Company shall be proportionately reduced, subject to its right to contribute pari passu in accordance with 4.4 below.

     4.4 For twelve (12) months following the date of such capital increase to which Montana does not contribute its pro rata share, Montana shall have the right to contribute its pro rata share of the capital increase. In the event that Montana exercises its right to make its pro rata contribution to the capital increase, Montana's Quotaholding shall be proportionately increased to the percentage of Montana's Quotaholding prior to the call for the capital increase in question. Montana's rights in respect of each call for a capital increase shall be treated separately and the right to contribute shall occur on a rolling basis in a manner that:

     (a) with respect to the first capital increase, contemplated by 3.2 above, it shall permit Montana to purchase an amount equal to 25.1% of the capital increase within 12 months; and

     (b) in connection with subsequent capital increases Montana shall be permitted to purchase such Quotas in the Company as would be equal to the percentage of Quotas Montana owned, or had the right to purchase, prior to such increase, subject to 4.4(c) below.

     (c)  If Montana does not purchase the proportional quota referred to in
     4.4 (a) or (b) above within the applicable twelve (12) month period after any capital increase, Montana's right to purchase Quotas in connection with any subsequent outstanding call within the given twelve (12) month period shall be reduced to a percentage of Quotas equal to that which Montana would have been able to purchase had Montana's failure to contribute to the increased capital within the applicable twelve (12) month period occurred prior to the subsequent call for an increase in capital.

     4.5 Montana's rights under this Article 4 to make any capital contribution within twelve (12) months of a capital increase and maintain its Quotaholding shall not be transferable to any party, except to a member of the Montana Group (not including Shahlne Somlo Klara and Kover Gyorgy), and then only with the prior written approval of SFMT, which shall not be unreasonably withheld, and must remain within a member of the Montana Group.

     4.6 In the event that an additional Quotaholder(s) is admitted to the Company, Montana's rights under this Article 4 to purchase additional Quotas in the Company shall be limited to maintain a Quotaholding equalling to the non-diluted Quotaholding that would have existed prior to the admission of the new Quotaholder. This Quotaholding, however, shall be subject to dilution to the extent of the capital contribution made by the additional Quotaholder(s). The Quotaholders agree not to exercise their respective preemptive rights under Article V of this Agreement in connection with the admission of an additional Quotaholder which purchases its Quotas from the Company.

                                   ARTICLE V
                 RESTRICTIONS ON DISPOSITIONS OF QUOTAHOLDINGS.

     5.1 During the term of this Agreement, no Quotaholder shall, either directly or indirectly, sell, assign, mortgage, hypothecate, transfer, pledge, create a security interest in or lien upon, encumber, give, place in trust, or otherwise, voluntarily or involuntarily, whether by operation of law, or in case of insolvency, or otherwise, dispose of any Quotaholding of the Company now owned or hereafter acquired, except as hereinafter provided.

     5.2 Upon the occurrence of a bankruptcy, liquidation, final settlement or insolvency of a Quotaholder, the other Quotaholder(s) shall be deemed to have received a bona fide offer to purchase all of such Quotaholder's Quotaholding at a price equal to the last price per quota received for the sale of quotas, and such Quotaholder shall be required to offer its Quotaholding in accordance with 5.3 and 5.4 below.

     5.3 In the event that any Quotaholding receives a bona fide offer (the "Offer") to purchase any or all of its Quotaholding (the "Offered Quota"), and such Quotaholder (the "Offeror") desires to sell the Offered Quota pursuant to the terms and conditions of the Offer, the Offeror shall notify the other Quotaholder(s) (the "Offeree(s)") in writing, disclosing the terms of the Offer and the name of the proposed purchaser. The Offeror shall offer to sell the Offered Quota at the price and conditions of the Offer, to the Offerees in their Proportionate Shares. Each Offeree shall have a period of fifteen (15) days to accept the Offer. The acceptance must be for all of the Offered Quota and must be made in writing to the Offeror.

     5.4 In the event that any Offeree does not purchase its Offered Quota pursuant to 5.3 above, then a succeeding written offer of the remaining part of the Offered Quota shall be made to the Offeree(s) who elected to purchase the Offered Quota due to them in accordance with their Proportionate Shares. Each successive offer shall be made immediately upon the expiration of the fifteen
(15) day deadline referred to in 5.3. above, and each subsequent offer shall state the amount of Offered Quota previously accepted by each Offeree. Each Offeree shall have a period of ten (10) days after the receipt of each subsequent offer to accept such subsequent offer.

     5.5 In the event that the Offerees do not purchase all of the Offered Quota pursuant to 5.3 and 5.4 above, the Offeror shall make a written offer to sell such Quotaholding to the Company. The Company shall have a period of fifteen (15) days to accept the Offer, provided that the Company has funds legally available therefor and that the Quotaholders' Meeting has approved the purchase, and for this purchase the selling Quotaholder shall be deemed to have voted in favour.

     5.6 No purchase shall be effective unless the Offeree(s) and/or the Company pursuant to 5.3 - 5.5 purchases the entire Offered Quota.

     5.7 In the event that neither the Offerees nor the Company purchases the entire Offered Quota, the Offeror may sell the entire Offered Quota to the person who made the bona fide offer, within three (3) months from the date that the last offer expires hereunder, provided, however, that such sale shall not be made at a lower price or upon less favourable terms to the seller than the original bona fide offer. If the price should be decreased or the terms made more favourable to the proposed purchaser, then the Offered Quota must be reoffered pursuant to subsections 5.3 - 5.6 above.

     5.8 No sale to a third party shall be effective if the third party has not executed a counterpart of, and become subject to, this Agreement.

     5.9 The purchases price of the Offered Quota shall be the amount equal to that offered by the bona fide third party. The fact of the purchase shall be reported to the Court of Registration.

                                   ARTICLE VI
                                     VOTING

     6.1 Unless the AEA, the Articles of Association or this Agreement requires a greater percentage, all decisions of the Quotaholders' Meeting shall be taken by simple majority.

     6.2 If Montana's rights to purchase a percentage of the capital increase granted under Article IV of this Agreement has not been reduced to a right to purchase less than 25.1% of the capital increase at or prior to any call for a a capital increase, Montana shall have the right to veto any action at a Quotaholders' Meeting relating to:

     (a) changes in the Articles of Association that would adversely affect Montana's interests in the Company, provided, however, that calls for capital increases shall not be deemed to be adverse to Montana's interest unless, the only purpose of the capital increase is to dilute Montana's Quotaholding; any capital call reasonably related to the operation of the Company shall not be deemed to adversely affect Montana's interest; provided, further, that an amendment to the Articles of Association related to the admission of a new Quotaholder shall not be deemed to adversely affect Montana's interest.

     (b) the approval of a related party transactions, excluding renewals, replacements, and extensions of agreements relating to relationships that already existed; or

     (c) Material changes in the scope of the business of the Company beyond that set forth in the Articles of Association.

                                  ARTICLE VII
                                   MANAGEMENT

     7.1 For three years, the Company shall have a management board (the "Board") which shall consist of three or five members, one of whom shall be the General Manager. The General Manager shall serve as the head of the Board. The first Board shall have three managers, two executive managers with voting rights and one non-executive manager without a voting right.

     7.2 The procuration of the Company shall be effected as follows: the General Manager may sign independently or two employees jointly, duly authorized in writing by the Quotaholders.

     7.3 SFMT shall select the General Manager, and if there are five managers, SFMT shall select two additional managers. Montana shall select two managers.

     7.4 In the event there are only three managers, the General Manager's vote shall be decisive.

     7.5 The Parties shall exercise their voting rights so as to elect and/or to revoke the managers of the Board in line with the selection rights of each Party.

     7.6 The Parties shall cause the Company to enter into an Agreement for Management Services between the Company and SFMT, in the form attached hereto as Exhibit 1, and shall vote accordingly in the Quotaholders' Resolution of even date.

     7.7 Board Meetings may be called by the General Manager. Board meetings shall be called on not less than five (5) days notice, in writing, indicating the date, place and agenda of the meeting. The meeting shall have a quorum if the General Manager is present.

     7.8 Minutes must be kept at the Board Meeting, including the resolutions passed and any other matter which any of the parties considers important. The minutes must be certified by a Board member who participated in the decision-making.

                                  ARTICLE VIII
                               SUPERVISORY BOARD

     8.1 The Supervisory Board of the Company shall consist of three (3) members, two (2) of whom shall be appointed by SFMT and one (1) who shall be appointed by Montana.

     8.2 The Parties shall exercise their voting rights so as to elect and/or revoke the members of the Supervisory Board in line with the selection rights of each Party.

                                   ARTICLE IX

     For as long as GmbH has payment obligations under the lease agreement dated October 15, 1993, by and between GmbH and CWAG-Leasing (the "Lease Agreement", the Company shall guarantee to GmbH that Telecom will fulfil its obligations under the Sublease Agreement between Telecom and GmbH, to make the payments set out in the attached schedule not later than five days before the due date for each payment provided, that if the approval of the National Bank of Hungary, if necessary to give effect to this guarantee, has not been obtained, then payments due under this guarantee shall be made to Montana.

                                   ARTICLE X
                                    AUDITOR

     The Company shall maintain two sets of books and records that meet the requirements of (i) Hungarian law and (ii) United States generally accepted accounting principles. The auditing of the Company shall be performed by Ernst and Young, or such other internationally recognized firm of independent accountants as the Parties shall agree.

                                   ARTICLE XI
                        PREFERENCE GIVEN TO QUOTAHOLDERS

     Pursuant to an applicable Quotaholders' resolution, the Company shall give preference to the Parties or their wholly owned subsidiaries and affiliates for the supply of goods and services to the Company; provided, however, that all and any interests whether direct or indirect, of a Party have been fully disclosed, and such contracts for the supply of goods or services to the Company have been made on an arm's-length commercial basis. The Parties hereby confirm and ratify that the Agreement for Management Services by and between the Company and SFMT-Hungaro, Inc., and the Agency Agreement by and between the Company and SFMT-Montana Telecom KFt. The Quotaholders shall approve the Agreement for Management Services and the Agency Agreement.

                                  ARTICLE XII
                                CONFIDENTIALITY

     12.1 The relevant technology, know-how, expertise, trade secrets and any other kind of information exchanged between the Parties ("Confidential Information") shall be used by the Parties and the Company only and exclusively for the purposes of the Company, unless the Party conveying the Confidential Information provides its express written permission for use for any other purpose.

     12.2 During the existence of the Company, its successor and three (3) years following the termination of the Company or its successor, whichever is later, any Party or former Quotaholder who has received access to Confidential Information in connection with its participation in the Company shall, and shall procure that its employees, agents and consultants will keep confidential and use the Confidential Information only for the mutual benefit of the Parties. The receiving Party shall take all reasonable measures available to it in order to avoid disclosure to any third party of Confidential Information.

     12.3 No protection is granted to any information which is: (a) publicly available; (b) rightfully in the possession of the receiving party or known to it other than by reason of its participation in the Company; (c) rightfully obtained from a third party without restriction of confidentiality; (d) released from obligation by the conveying party in writing; (e) for which disclosure is required by law or legal process.

                                  ARTICLE XIII
                              CONFLICT OF INTEREST

     13.1 In order to induce SMFT to enter into this Agreement, Montana shall not, and Pal Vadasz and Hedvig Kover agree that they shall not, and shall cause the Montana Group not to, engage in any activity that competes directly or indirectly with the VSAT Business of the Company in Hungary, so long as any member of the Montana Group or their affiliates owns any quota in the Company, and for a period of one (1) year thereafter but in no event for less than three
(3) years from the date hereof.

     13.2 Both parties agree that any VSAT business they conduct in Hungary shall be conducted through the Company.

     13.3 So long as, and for a period of one (1) year thereafter, that any member of the Montana Group owns any Quotas in the Company, the Company shall have the right to use the name Montana, and the logo associated therewith subject to an obligation not to act or fail to act in any way likely to bring the name Montana into disrepute.

                                  ARTICLE XIV
                               DISPUTE RESOLUTION

     14.1 In the event of dispute in the interpretation or performance of this Agreement, the parties shall use their best efforts to resolve the dispute through consultation. Disputes that have not been settled by such consultation within ninety (90) days after first notification thereof by one party to the other may be submitted to and finally settled by binding arbitration. Such arbitration must be commenced within 30 days after such request.

     14.2 Any dispute, controversy, or claim arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination, or validity hereof (including, without limitation, this arbitration clause) shall be exclusively and finally settled by arbitration in accordance with the Rules of the Stockholm Chamber of Commerce, as modified by the provisions of this Article. The arbitration shall be conducted in Stockholm, Sweden, in the

English language.

                                   ARTICLE XV
                                 GOVERNING LAW

     This Agreement shall be governed by the laws of Hungary.

                                  ARTICLE XVI
                             TERM OF THIS AGREEMENT

     16.1 Unless terminated earlier by the mutual consent of the Parties, the Agreement shall be valid so long as both Parties are party to this Agreement.

     16.2 Notwithstanding any termination of this Agreement, Article XII, XIII and XIV shall survive.

                                  ARTICLE XVII
                            MISCELLANEOUS PROVISIONS

     17.1 The Parties agree that neither they nor the Company shall export, directly or indirectly, any U.S. source technical data acquired from a Party or any of its affiliated companies, or any products utilizing any such data to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent of the Department of Commerce, or other agency of the U.S. Government, when required by an applicable statute or regulation.

     17.2 The Company shall pay due consideration for services provided by Montana.

     17.3 In the event that any provision of this Agreement is or is held to be invalid, the validity of the remaining provisions shall not be affected. The Parties shall replace the invalid provision by a legally permissible and valid provision.

     17.4 This Agreement, the Articles of Association and the Agreement to Management Services constitute the whole agreement between the Parties relating to the project. No Party has relied on any representation made by any other Party which is not a term of the Articles of Association, Agreement for Management Services, the Agreement for the Sale and Purchase of Quotas of Montana Telecom or this Agreement.

     17.5 This Agreement shall be signed in 4 (four) copies, each of which when so executed and delivered shall be an original and which shall all together constitute one and the same instrument.

     17.6 In case of any discrepancies between this Agreement and the Articles of Association of the Company or any successor corporation, the provisions of this Agreement shall prevail in the relationship of the Parties. In the event of any inconsistency between this Agreement and the Articles of Association, the Articles of Association shall be modified to bring then into consistency with this Agreement. In the event the Court of Registration shall refuses to register the Articles of Association, the Parties shall modify the Articles of Association, and if necessary, this Agreement to reconcile the commercial intention of the Parties and the requirements of the Court of Registration.

     17.7 The Parties undertake to cause all their successors, transferees and assigns to become a party to this Agreement and to strictly adhere to its provisions.

     17.8 This Agreement may not be amended except by an instrument in writing signed by all the parties.

     17.9 The Parties shall cause the Company to comply with the terms and conditions of this Agreement and shall assist the Company in enforcing the terms of this Agreement.

     17.10 Pal Vadasz and Hedvig Kover, as controllers of the Montana Group, have recognized, acknowledged, agreed and accepted the obligations imposed upon them by this Agreement, it being understood that neither Pal Vadasz nor Hedvig Kover have made representations in their individual capacities.

Budapest, December      , 1993


     SFMT-Hungaro, Inc.      Montana-Holding Vagyonkezelo Kft.



by:  /s/ [ILLEGIBLE]               by:  /s/ [ILLEGIBLE]
     -----------------------            --------------------------


Agreed and accepted:



by:  /s/ VADASZ PAL                by:  /s/ KOVER HEDVIG
     -----------------------            --------------------------
         Vadasz Pal                         Kover Hedvig

                                                             [CWAG-LEASING LOGO]



04/11/93 Zahlungsplan

          Z A H L U N G S P L A N


LV   Kunde  Angnr  Kursname   Referenz        Wrg   V/N  DA  St  Garantie
---  -----  -----  ---------- --------------  ---   ---  --  --  ---------
1100 270    1368   Montana    BRD             USD   N    N   H

Rate Tr KZ  Plandatum       Planrate von      bis      Istdatum    Istrat
---- -- --  --------- -------------- -----    -----    ---------  --------
   1 01     31/12/93       71,800.00 01/10/93 31/12/93                 0.00
   2 01     31/03/94       71,800.00 01/01/94 31/02/94                 0.00
   3 01     30/06/94       71,800.00 01/04/94 30/06/94                 0.00
   4 01     30/09/94       71,800.00 01/07/94 30/09/94                 0.00
   5 01     31/12/94       71,800.00 01/10/94 31/12/94                 0.00
   6 01     31/03/95       71,800.00 01/01/95 31/03/95                 0.00
   7 01     30/06/95       71,800.00 01/04/95 30/06/95                 0.00
   8 01     30/09/95       71,800.00 01/07/95 30/09/95                 0.00
   9 01     31/12/95       71,800.00 01/10/95 31/12/95                 0.00
  10 01     31/03/96       71,800.00 01/01/96 31/03/96                 0.00
  11 01     30/06/96       71,800.00 01/04/96 30/06/96                 0.00
  12 01     30/09/96       71,800.00 01/07/96 30/09/96                 0.00
